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                                                                      EXHIBIT 12

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Plains Resources Inc.
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Computation of Ratios
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                                  1992      1993       1994      1995      1996
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Ratio of earnings to combined
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   fixed charges:
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Net Income(loss) before         (3,308)   (20,198)      571     2,652    17,754
 income taxes
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Fixed charges:
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   Interest expense              3,776      8,847    12,585    13,606    17,286
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   Capitalized interest          1,498      4,303     2,728     3,093     3,613
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   Interest portion of rentals     108        118       110       109       102
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   Amortization of debt issue      549        922       993     1,128     1,176
    costs
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Total fixed charges              5,931     14,190    16,416    17,936    22,177
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   Less capitalized interest    (1,498)    (4,303)   (2,728)   (3,093)   (3,613)
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Earnings before income taxes,
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   and fixed charges           $ 1,125   $(10,311)  $14,259   $17,495   $36,318
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Ratio of earnings to fixed         0.2       -0.7       0.9       1.0       1.6
 charges
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Earnings in excess of
 (required to cover)
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      Fixed Charges            $(4,806)  $(24,501)  $(2,157)  $  (441)  $14,141
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